Exhibit 10.5

Compensation Summary Sheet for Phillip M. Fernandez

Phillip M. Fernandez serves as the President, Chief Executive Officer and Chairman of the Board of Marketo, Inc. (the “Company”). Mr. Fernandez’s employment with the Company is “at will” and for no specific period of time. During the year ended December 31, 2013, Mr. Fernandez had an annual base salary of $350,000 and an annual target bonus of $350,000. The actual bonus amount paid to Mr. Fernandez for 2013 was $605,500. Effective as of January 1, 2014, Mr. Fernandez had an annual base salary of $400,000 and an annual target bonus equal to 100% of his base salary.